Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2005
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Sub-Item 77D:  Policies with respect to security investments

      At a meeting of the board of directors of Artisan Funds, Inc. held on April 21, 2005, the board approved amendments to the non-fundamental investment restrictions applicable to Artisan Mid Cap Fund, Artisan Mid Cap Value Fund, Artisan Small Cap Fund and Artisan Small Cap Value Fund. The non-fundamental investment restrictions were amended and restated as follows:

            "[A Fund may not:]

                  . . .

                  (g) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations greater than the market capitalization of the smallest company in the Russell Midcap(R) Index and less than three times the weighted average market capitalization of companies in the Russell Midcap(R) Index, in each case at the time of investment [Artisan Mid Cap Fund only];

                  (h) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations greater than $1.5 billion and less than three times the weighted average market capitalization of the Russell Midcap(R) Index [Artisan Mid Cap Value Fund only];

                  (i) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations less than three times the weighted average market capitalization of the Russell 2000(R) Index, in each case taken at the time of investment [Artisan Small Cap Fund only]; or

                  (j) under normal market conditions, invest less than 80% of its net assets plus any borrowings for investment purposes in securities of issuers having aggregate common stock market capitalizations less than three times the weighted average market capitalization of the Russell 2000(R) Index, in each case taken at the time of investment [Artisan Small Cap Value Fund only]."

      The changes were incorporated into Artisan Funds' prospectus and statement of additional information dated December 1, 2004, each as supplemented April 22, 2005, and were effective on June 24, 2005.